Exhibit 99.1

The AsepticSure® Disinfection System, a revolutionary disinfection technology, Receives CE Mark

Kalamazoo, Michigan, October 16, 2017.  Medizone International, Inc. (OTCQB:MZEI) or Medizone, manufacturer of the AsepticSure® Disinfection System, today announced that it is now allowed to place the “CE” Mark on the AsepticSure® System for distribution in the European Union (EU) and its member states.

Medizone’s CEO, David A. Dodd commented, “The receipt of CE Mark approval is a significant and important step in the commercial development of AsepticSure® in key European markets, which is an integral element in our international growth strategy for this game-changing product and technology.  The CE Mark validates product adherence to the European Commission's quality assurance and safety requirements, while providing an unprecedented solution to ensuring disinfection of all pathogens.”

The European market for disinfection technologies represents a multi-billion-dollar market for both healthcare and non-healthcare use that has consistently demonstrated rapid adoption of innovative technologies compared to other industrialized markets.  Well established distribution channels within member countries present numerous opportunities to accelerate the growth of AsepticSure® in the market.

Further commenting on the significance of the availability of the AsepticSure® System for the European market, Michael E. Shannon, M.A., M.Sc., M.D., Medizone President & Director, Medical Affairs, noted, “Using conventional double cleaning practices or disinfection technology, it is simply not possible to achieve even a 3-log (99.9%) bactericidal and virucidal kill throughout an entire targeted room.  AsepticSure® routinely achieves a minimum kill at least a thousand times greater than conventional cleaning methods across all pathogens on all surfaces within a contaminated space.  We are delighted to see our advanced technology now available to the European market and look forward to the acceptance and adoption of AsepticSure® within both healthcare and non-healthcare environments throughout Europe.”

About Medizone International, Inc.

Medizone International, Inc. is focused on commercializing the AsepticSure® System, a superior disinfectant technology compared to conventional systems or practices.  The company developed the AsepticSure® System to combine oxidative compounds (O3 and H202) to produce a unique mixture of free radicals (H2O3 known as trioxidane) with much higher oxidative potential than ozone or hydrogen peroxide alone. After securing broad IP protection for the use of trioxidane for both healthcare and non-healthcare facility disinfecting systems and bioterrorism applications, Medizone released its AsepticSure® System for use in Canada, and several other global markets.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including the risk that government and international agencies and organizations may not adopt our system, global economic conditions generally, government regulation, manufacturing and marketing risks, adverse publicity risks, risks associated with our entry into the U.S. and other markets, expansion and operations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

For press information on Medizone International, please contact:
John Pentony, Investor and Media Relations
Medizone International, Inc.
T: 01 269-202-5020
E: j.pentony@medizoneint.com

For more information, visit:
http://www.medizoneint.com
Email: operations@medizoneint.com